Exhibit 99.1

Pacific Premier Bancorp, Inc.
Wednesday, October 19, 2016, 12:00 P.M. Eastern

Pacific Premier Bancorp, Inc.
Pacific Premier Bancorp Q3 2016
Wednesday, October 19, 2016, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steve Gardner - President and CEO Ron Nicolas - Senior EVP and CFO

PRESENTATION

Operator
Good afternoon and welcome to the Pacific Premier Bancorp’s Q3 2016 Conference Call. All participants will be in listen-only mode. Should you need any assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask a question. To ask a question, you may press star (*) then one (1) on your telephone keypad. To withdraw your questions, please press star (*) then two (2). Please note this event is being recorded. I would now like to turn the conference over to Steve Gardner. Please go ahead.

Steve Gardner
Thank you, Angie. Good morning, everyone. I appreciate you joining us today. As you’re all aware, earlier this morning, we released our earnings report for the third quarter of 2016. I’m going to walk through some of the notable items. Ron Nicolas is going to review a few of the financial details, and then we will open up the call to questions. I’ll also note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments and I’d encourage all of you to take a look and read through those.

Clearly, this was a disappointing quarter for us from a bottom-line perspective as we generated $9.2 million in net income or $0.33 per diluted share. We understand that we’ve set high expectations for the company, both internally and externally, and we didn’t meet them this quarter, at least in terms of our level of profitability. However, we had a solid quarter from the perspective of new client acquisition activity and balance sheet growth, and we’re confident that this quarter wasn’t indicative of the earnings power of the company. Our fundamentals are strong and we are well positioned to deliver improved performance going forward.

I’m going to start by discussing the major items that impacted our earnings this quarter. First, we had an unusually high level of credit cost, which was primarily related to one commercial credit. Those of you who have followed the company for a while know that we have always taken a great deal of pride in our credit quality, underwriting, and loan monitoring practices. So it's unusual for us to see a credit go this route. But sometimes, no matter how robust your credit risk management practices are, these things occur. The loan was an in-market C&I credit, wherein the borrower was a local engineering and construction company that had performed well for years. One of the partners experienced a serious medical issue and the company lost their largest customer. The firm ultimately was not able to continue operations. It was a rapid deterioration and we determine that we needed to fully reserve for the total amount outstanding on this credit. This drove approximately $2 million of the $4 million provision for credit losses that we recorded this quarter.

Aside from this one issue, we continued to see positive trends in the loan portfolio as non-performing assets to total assets was 17 basis points and delinquency as a percent of total loans was just 18 basis points. The other notable item impacting our earnings this quarter was certain onetime non-interest expenses totaling about $1.4 million, primarily in our compensation, marketing, and data processing categories. Ron will discuss these more at length later in the call.

When you back out these onetime costs, our non-interest expense in the third quarter was in the $24 million to $25 million range, which is what we expect will be our quarterly run rate for non-interest expense for the foreseeable future. As we talked about on our last call, over the past few quarters, we’ve been making investments in the organization with the focus on building an infrastructure that will support our long-term growth and ensuring that we always stay ahead of the higher regulatory expectations for larger high-growth banks. We have seen banks across the country and in our immediate markets run into regulatory issues. Ranging from the Bank Secrecy Act and anti-money laundering regulations to CRE concentrations, compliance, CRA, or any host of other issues. By being proactive and managing the Bank to a high standard, our shareholders have benefited from our ability to effectively execute on our organic and acquisitive growth strategies without running afoul of the regulatory agencies, and we intend to continue that approach.

We’ve both added to our headcount and made upgrades at existing positions, ranging from bankers to operations to risk management and compliance, as well as to our senior management team. The $24 million to $25 million range for non-interest expense reflects the full quarter impact of these investments in personnel, as well as the incentive compensation commensurate with the level of loan and deposit growth our team is generating. As a growing institution, we will always have some growth in headcount. But 2016 has clearly been a year of outsized investment and we don’t expect our expense levels to grow at the same pace, going forward.

As far as the core performance of the Bank this quarter, we continued to have a great deal of success in attracting new clients to the Bank and expanding our existing relationships. We generated $322 million in new loan commitments, which is a record level for the Bank, and our loan portfolio increased at an annualized rate of 23%. The addition of the Security Bank team is having a positive impact on commercial loan production that we expected. During the quarter, we originated $64 million in new C&I loan commitments and our franchise lending group contributed another $48 million in new commitments. Our commercial real estate and construction groups each contributed more than $50 million in loan commitments this quarter. Our overall loan production was well balanced and we continue to build what we think as a high quality, well diversified loan portfolio that also generates favorable risk adjusted yields.

Additionally, we had a strong quarter of SBA loan production, originating more than $43 million in loans, which is contributing to solid fee income. Lastly, on loans, we bought an $83 million multi-family portfolio during the quarter, which enabled us to redeploy the strong inflows in core deposits and the early pay-offs within our portfolio that we saw during the quarter. Our overall deposits were up $129 million, with all of the growth coming in core deposits. Our non-maturity deposits increased by $176 million, with $117 million of that coming in non-interest bearing deposits. As a result of these strong inflows, we ran off some of our higher cost time deposits. The growth in deposits is coming from both new and existing commercial clients as well as from solid growth in our HOA division. Our focus on building a highly productive deposit-gathering institution has resulted in non-maturity deposits comprising 81% of our total deposits and reflects our focus on enhancing franchise value.

Looking ahead, we view the fundamentals of the business and our markets as being healthy and we expect our fourth quarter performance to be more in line with the core earnings power of the company. We are well positioned to manage our future growth, both organically and through additional M&A activity. We remain actively engaged in conversations with boards and management teams that we believe would be attractive partners for our franchise. Our loan pipeline continues to be healthy, and we should see quality loan growth in future periods. As we grow our balance sheet, we expect to see improved efficiencies, increased operating leverage, and a higher level of profitability. With that, I’m going to turn the call over to Ron to provide a little bit more detail on our third quarter results.

Ron Nicolas
Thanks, Steve, and good morning, everyone. As is customary, we have provided a fair amount of detail in our earnings release today. So I will review some of the more significant items in the quarter, focusing primarily on the linked quarter comparison, starting with the income statement. As highlighted in our earnings release, net income was $9.2 million and we earned $0.33 per diluted share on 27.9 million average shares outstanding in the quarter, compared to net income of $10.4 million and $0.37 per diluted share on 27.8 million average shares outstanding in the second quarter. Our pre-provision total revenues came in at $45 million, compared to $42 million in the prior quarter, a 7% increase, quarter over quarter.

As Steve mentioned, we provisioned $4 million during the quarter, of which $2.4 million was for specific reserves on two commercial credits and the remaining $1.6 million for loan growth. And non-interest expense came in at a disappointing $25.9 million, but as Steve mentioned, it included a few onetime items totaling roughly $1.4 million. Our core expenses included higher production related expenses resulting from the aforementioned record loan and deposit growth during the quarter. Despite the higher NIE, our efficiency ratio remains among the industry leaders at 57% and our non-interest expense to total assets was 2.74%.

Net interest income increased by $1.4 million, driven principally by our on-balance sheet loan growth. Excluding accretion income, net interest income grew $1.9 million over the prior quarter. However, the majority of our loan originations occurred in the back half of the quarter, which should lead to further expansion of our net interest income in the fourth quarter. Average earning assets increased by $147 million for the quarter, buoyed by both record month, excuse me, record production and the purchase of $83 million multi-family loan portfolio in mid-August.

Our core net interest margin excluded the impact of accretion, excluding the impact of accretion, was 4.18% in the third quarter compared to 4.19% in the second quarter. Accretion contributed 23 basis points to the net interest margin compared to 29 basis points in the second quarter. Our overall cost of deposits remained flat at 28 basis points, which included the acquired CD mark-to-market accretion benefit. Excluding that accretion benefit, our cost of deposits fell from 31 basis points to 29 basis points as average non-interest bearing checking deposits grew by almost $75 million during the quarter.

We believe our core net interest margin should continue to hold up as we move into the fourth quarter. We have taken actions to lower our dependency and higher cost time deposits, as illustrated by our $47 million decrease in CDs from the second quarter, and expanded our investment portfolio, which should favorably impact the net interest margin. Lastly, we lowered our cash requirements by almost 50%, effectively redeploying those funds into new loans and securities.

The Bank recorded a loan loss provision of $4 million during the quarter, compared to $1.6 million in the prior quarter. As stated, in addition to loan growth, we recorded $2.4 million in specific reserves for two credits, one of which was $2 million commercial credit Steve spoke about earlier. Non-interest income increased $1.5 million to $6 million from the second quarter, primarily as a result of higher SBA loan sales. During the quarter, the Bank sold $36 million of SBA loans, achieving a net gain of $2.7 million, compared with $23 million and a gain of $2.1 million in the second quarter. The gained rate was a little lower this quarter than historical as a result of tighter pricing on certain loans.

Our average loan size jumped this quarter to $1.6 million, compared to $1 million in prior quarters, which contributed to the quarter’s higher production. We also had a onetime smaller loan sale, which achieved a $450,000.00 gain. This was a one-off sale opportunity the company took advantage of. Also, impacting net interest income favorably was $700,000.00 of onetime gains related to recoveries on loans previously charged-off prior to acquisition. From time to time, the Bank realizes these gains. Similarly, we recorded almost $100,000.00 in the prior quarter and almost $800,000.00 in the first quarter. Lastly, we sold $16 million of securities this quarter, achieving approximately a $500,000.00 gain, compared to $21 million sold in the prior quarter.

Turning now to non-interest expense, overall, as Steve discussed, our non-interest income, excuse me, expense came in at $25.9 million and included certain onetime items totaling $1.4 million. As I highlight primary specific expense lines, I will note the impact of these items. Without these additional non-recurring costs, we believe our net interest expense would have come in at $24 to $25 million. Higher compensation costs included higher bonus and incentive compensation of approximately $800,000.00 during the quarter, in part due to the higher loan and deposit production for the quarter and the additional new hires in the first quarter and first half of 2016 as well as a $200,000.00 onetime item. Higher data processing reflects the onetime termination fee for a service provider for $100,000.00 as well as the post-merger run rate expense for the combined organizations. Professional fees were driven principally by stocks and audit costs related to both the newly merged company and our new auditor. Marketing expense includes the onetime expenditure of $800,000.00. And lastly, other expense includes $300,000.00 charge through our off-balance sheet commitment reserve for the outstanding letter of credit for the aforementioned commercial credit. This charge represents a 50% reserve level for the letter of credit. Combined with the specific reserve provision for this credit, this was a $2.3 million charge to pre-tax income.

Our effective tax rate during the quarter was 39% and we anticipate the 39% will be the full year tax rate for 2016 and beyond.

Taking a look now at the balance sheet, total loans, as highlighted in our release, increased by $169 million, or 23% on an annualized basis, and was driven principally by record organic originations for the quarter of $322 million and, to a lesser extent, the mid-August purchase of the $83 million of multi-family loans. We believe this production level highlights the additive traction of the SBOC acquisition. We saw strong loan originations across the business spectrum growing by 8% on a linked quarter basis and over 30%, annualized. In particular, the strongest growth occurred in the relationship lending areas of the portfolio such as C&I, owner occupied, CRE, and franchise loans.

Portfolio repayments slowed somewhat this quarter compared with the second quarter as the rate of annual repayment fell to the low 20% levels compared with the mid 20% in the second quarter. The primary or largest repayment driver remained construction loans, although they came down from the prior quarter. We anticipate some potential slowing of payoffs in the fourth quarter.

We also initiated a couple of actions to make our balance sheet more efficient. First, we were able to lower our reserve requirements this quarter through the adoption of new technology, which enabled us to lower our cash position by almost half. Effectively, we were able to deploy some of our loan growth out of cash. We grew our investment portfolio as we purchased $97 million during the quarter and sold $16 million. We continue to target a portfolio size equal to 10% of our total assets. Additionally, we expanded our investment portfolio to include a small amount of investment grade corporate securities.

Turning now to deposits, as a result of both the lower cash requirements as well as our strong deposit growth, we were able to lower our higher cost time deposits on both the wholesale and retail front. This helped to give rise to slightly lower deposit costs. Our noninterest bearing deposits rose to 38% of total deposits from 36% in the second quarter, and our non-maturity deposits grew to 81% from an overall of 78% in the second quarter. Deposit growth was primarily from both our existing customer relationships as well as new customer relationships and our deposit growth, also in our HOA business, grew $58 million in core deposits, also from both existing customer relationships as well as new.

The company and the Bank both remained well capitalized across all regulatory measures with our tangible common equity at 9.28% and our tangible book value increased $0.35 to $12.22. Lastly, taking a look at asset quality, as discussed earlier, we recorded a provision for loan losses of $4 million, including the $2.4 million of specific reserves. These credits are now fully reserved for on our balance sheet for our balance sheet exposure. We also believe these are isolated credits and do not reflect any worsening trend in the loan portfolio.

Net charge-offs for the quarter were $1.1 million, or four basis points of total loans, compared to $1.1 million in the prior quarter. Our total loans, total allowance for loan loss increased to $21.8 million and we finished the quarter with an allowance to total loans of 70 basis points, an increase of 5 basis points from the prior quarter. When we factor in the fair market value discounts related to our acquired loans, our allowance to total loans was 89 basis points, unchanged from the prior quarter. Non-performing loans were 18 basis points of total loans and NPAs were 17 basis points. Total delinquency was 18 basis points, compared to 19 basis points in the prior quarter. Lastly, we continue to have very strong coverage of our non-accrual loans with an allowance that represents 381% of our total non-accruals at the end of the quarter. With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
Thank you, sir. We will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star (*) then two (2). Our first question comes from Bob Ramsey from FBR. Please go ahead.

Bob Ramsey
Hi, good afternoon, guys, or maybe it’s morning your time. Just maybe you guys could provide a little more detail around some of the unusual costs that made up that $1.4 million that sort of gets you back into a normalized range. I’m just kind of curious if you could elaborate on what that was, how it fell into this quarter, and how it goes away next quarter?

Steve Gardner
Sure, Bob. As Ron alluded to, it included about $800,000.00 in bonus and incentive compensation as well as some of the new hires, roughly about $200,000.00 in onetime nature. The data processing costs were approximately $100,000.00.

We had the, and I’m sorry, let me just go back and deal just strictly with the onetime costs, which the incentive compensation and overall compensation had increased by $800,000.00. There is about $200,000.00 that, in the compensation, that’s really a onetime cost. The data processing, as I said, was about $100,000.00. Some increase in professional fees related to stocks and then the audit cost. Marketing expense, we had a onetime expense of $800,000.00 during the quarter. And then the $300,000.00 reserve for off balance sheet reserve on the, a letter of credit that we have associated with that loan that we placed on non-accrual doubtful status.

Bob Ramsey
Okay, all right, fair enough. Shifting gears, I know you mentioned purchase of the multi-family loan portfolio. Could you maybe give us a little more detail around that book, geography, loan-to-value, debt-service coverage, et cetera?

Steve Gardner
It's predominantly all loans in the West. It's from an institution that we have bought and/or sold loans to over the years. We’re very familiar with their platform. Loan-to-value DCR, I don’t have off the top of my head, but we can get that number back to you. As with any portfolios that we buy, which hasn’t changed over the last decade, we fully analyze, underwrite, and inspect the properties. And we haven’t changed our approach at all in any of the products that, loans that we end up purchasing.

Bob Ramsey
Okay, okay, cool. You know, I’m going to circle back to the call, so then I’ll pass it on to someone else, but with some of these unusual items, obviously, incentive comp is going to depend on performance for like,

[unintelligible] and audit. Is some of that seasonal? Is it something that we should think about having, certainly not every quarter, but maybe in this quarter in future years?

Ron Nicolas
Bob, it’s a very good point. Certainly, on the [unintelligible] side of things, it is seasonal. There’s a step up in [unintelligible]-related activity that comes about starting, I would say, sometime in the mid to later part of the second quarter and then starts to really gain momentum in the third and fourth quarter. So no question about that as it relates to the [unintelligible].

We also have, as I think everyone is aware, we hired Kroll. They are our new auditors. They initiated, of course, with the second quarter review and now, of course, are fully mobilized on site. So there was a step up in cost related to their hiring, as well. And then, just some of the other things that have come about, we’ve grown our department, we’ve grown, as Steve indicated, other areas in the company and with those hires, albeit it all does relate back to the performance, ultimately the performance of the company, but there are also bonus opportunities for those folks, albeit on a partial basis, because they’re mid-year hires, but we have to constantly adjust the numbers and that. It will continue to adjust as we go forward based on the performance of the company and, obviously, with any further change in personnel. But as Steve indicated, we don’t anticipate any more significant increases in personnel or in staffing than where we’re at today.

Bob Ramsey
Okay, great, thank you.

Ron Nicolas
You’re welcome.

Operator
Our next question comes from Gary Tenner from D.A. Davidson. Please go ahead.

Gary Tenner
Hi, good morning, guys.

Steve Gardner
Hi, Gary.

Gary Tenner
I just want to follow up on Bob’s question with regard to the characterization of some of this is as a onetime cost. On the marketing side, in particular, I mean, I understand that there will be volatility through the year on marketing, and certainly the dollar amount was well above where you’ve been. But could you differentiate between a non-recurring cost versus a onetime cost and maybe what it means in the guise of marketing?

Steve Gardner
Sure, so as we’ve gone through our review, I’ve had the opportunity and my teams had the opportunity go through a full cycle of quarterly expenses and we discovered a couple of items through that review, whereby we felt that we needed to accelerate some of the expense related to those items or recognize the expense on a more accelerated basis, and that’s really what drove a couple of those items.

Gary Tenner
Okay, so more of a true up of expense accruals, is that a way to think about it?

Steve Gardner
Yes, from that marketing side, that’s true, Gary, and then that’s also why, as Ron said, he’s been here for a full quarter. We’ve looked at our forecast, what we expect to be our run rate and that’s why we already guided to that $24 to $25 million is where we believe the noninterest expense run rate should be in Q4 and for the foreseeable future.

Gary Tenner
Okay, that’s helpful color, I appreciate it. And then follow up on the deposit side, we’ve seen a handful of banks so far this quarter with similar loan deposit ratios as PPBI has that, in order to stay ahead of the loan growth, have really had to increase their deposit costs, and you guys have, this quarter, successfully grown deposits very nicely without doing so. Could you talk about what you’re seeing in terms of competition on the deposit front?

Steve Gardner
I think that competition, as it always has been, it is currently and we expect it to be in the future, is very strong. We have a disciplined approach to pricing and most of the growth, as we noted in the release, has come from our commercial clients. So it's not a rather price sensitive group, per se, they’re really looking for that bank that is going to take care of them, that they have a banker that they can trust and consult in when they have important decisions. So, we really don’t compete on pricing on the deposit side, but competition remains fierce.

Gary Tenner
Okay, thank you very much.

Operator
Our next question comes from Matthew Clark from Piper Jaffray. Please go ahead.

Matthew Clark
Yes, good morning.

Steve Gardner
Good morning.

Matthew Clark
First one just on, I’m just curious, we’re starting to see more one-off credit hiccups here and there. It looks like this one was an unfortunate one. But just curious if you, what your criticized loan trends look like? I know your delinquencies and non-accruals look good, but just curious what's behind the curtain here in the third quarter and if there is any areas in terms of asset classes or types of businesses you might be tightening standards or backing away from?

Steve Gardner
Sure, so whatever measure you want classified to total loans at the end of September was 81 basis points and at the end of June was 85 basis points, or total classified assets to total risk- based capital was 6.31% at the end of June, and then 6.15% at the end of September. So, the trends in classified assets are generally flat.

We have not changed any underwriting approaches or standards. As we have always done, we are constantly assessing the product types and lines of business that we’re in the markets, but our approach to credit risk management from the products that we offer to the manner in which we underwrite and assess the credit risk, the manner in which we manage the existing loan portfolio, and our loss mitigation practices, have not changed. And at this point, we don’t see any reason to change them.

Matthew Clark
Got it and then shifting gears to new business, I was just curious what the weighted average rate was on new production this quarter. I think your core portfolio ex fees and accretion was 4.80%. Just curious what the new business was.

Ron Nicolas

Yeah, the new business in the third quarter came in about 492 and that compares to, I believe, it was 4.96% or 4.95% in the second quarter. So fairly consistent again, and our originations profile was fairly consistent to what it was in the second quarter, as well.

Steve Gardner
Hey, Matt, let me just, and Ron, go and just correct one thing, just to make sure we’re clear. For Q3, our originated yield was 4.87%, 4.93% in Q2.

Ron Nicolas
That’s right. Thank you, Steve.

Matthew Clark
Got it, okay, and just thinking about the core margin going forward, it sounds like you’ve got some flexibility or you’ve redeployed some liquidity here and got some relief on funding costs and, again, new business going on kind of near the portfolio. It sounds like you can hold the margin, but is there a chance you can even do a little bit better than that here?

Steve Gardner
I would characterize it this way is that we have probably limited room to go down on the deposit cost, simply because of given our growth rates. Two, as we’ve talked about, competition is fierce. We’re going to remain disciplined in the way that we price our loans and deposits for that matter. I don’t see much opportunity in increasing the yield on the loans that we’re originating or naturally in the loan portfolio. So I would say that best case is probably flat, going forward.

Matthew Clark
Got it, thank you.

Operator
The next question comes from Jackie Bohlen from KBW. Please go ahead.

Jackie Bohlen
Hi, good morning, guys.

Steve Gardner
Hi, Jackie.

Ron Nicolas
Good morning.

Jackie Bohlen
I wonder if you could touch base on any charges. I’m guessing there perhaps weren’t any since they weren’t called out before, but anything that may have been associated with the branch consolidations in the quarter and then just an update on what may be in the 3Q run rate and what could potentially come into the run rate in 4Q?

Steve Gardner
Sure, there was immaterial expenses associated with the branch closures. We don’t expect anything in Q4 related to the branch closures.

Jackie Bohlen
Okay, so any cost saves are already in, were pretty good in 3Q’s run rate?

Steve Gardner
Yes.

Jackie Bohlen
Okay and then touching base on M&A, I know you mentioned some of this in your prepared remarks and that discussions remain active. Just as more time passes without having a deal announcement, does that change your strategy at all? And what I mean by that, does it cause you to look perhaps outside of the box, which you already do to a certain extent given some of the past deals you’ve done. But are there things that are becoming more attractive, given the rate environment, given sluggish M&A activity, in general? Or is it kind of same old strategy?

Steve Gardner
I wouldn’t characterize it as same old strategy. We think this strategy is appropriate and correct. We have, as you pointed out, Jackie, have historically looked beyond just whole bank acquisitions within our market. We continue to look at opportunities as they come up. But I’d say, predominantly at this point, it’s been whole bank within California and that’s what we’re going to continue to focus on. At the same, where opportunities come up beyond those markets, we’ll certainly look at those, or opportunities to add products that complement the commercial banking strategy.

Jackie Bohlen
Okay and I didn’t mean to imply that your strategy was old, sorry, that came out wrong.

Steve Gardner
That’s okay, I’m old. I’m old, Jackie.

Jackie Bohlen
No, you’re not. When you’re looking at the banks and having the discussions with them, has there been any change between looking at banks that you’ve decided to pass on versus passing due to something you’d be interested in but the pricing just isn’t there between the two of you. Is there any shift in that that’s been happening?

Steve Gardner
I think M&A and discussions are always evolving, and buyers and sellers are reacting to what’s going on in the markets, what they see that the future opportunities, both at their own organization as well as the combined organization. And so you’re always assessing those. We certainly, if there is something that we’ve looked at or had discussions on in the past, we’re hopeful that we haven’t burned any bridges if we have passed and that we’re always open to reengaging and having discussions. So those can occur, as well. I would characterize it as we remain acquisitive and interested in having conversations with any bank in California that has a business bank focus that we think, combined, ultimately results in greater shareholder value for both organizations.

Jackie Bohlen
Okay, thank you, that’s very helpful. I’ll step back.

Operator
Again, if you have a question, please press star (*) then one (1). Our next question comes from Andrew Liesch from Sandler O’Neill. Please go ahead.

Andrew Liesch
Hi, guys.

Steve Gardner
Hi, Andrew.

Andrew Liesch
You’ve basically covered all of my questions, but just looking at capital ratios and you, obviously have a good organic engine going and the desire to do deals. But has there been thoughts of instituting a dividend or is that just retaining capital for growth your plan?

Steve Gardner
The Board assesses a capital management every quarter. We just recently had meeting to discuss it. At this point, we think that there are opportunities to generate attractive returns by using that capital for either organic growth or acquisitions. But it’s a dynamic process that the Board is always considering and we take capital management very seriously.

Andrew Liesch
Gotcha, thank you. You’ve covered the rest of my questions.

Operator
Our next question comes from Don Worthington from Raymond James. Please go ahead.

Don Worthington
Good morning, Steve and Ron.

Steve Gardner
Hi, Don.

Ron Nicolas
Hello.

Don Worthington
Just a couple, I guess mine are follow-ups. On the SBA side, would you expect volumes, going forward, to be similar in terms of sale activity and gain on sale as this quarter?

Steve Gardner
I would characterize Q3 as being very strong, Don. I would think of something in between sort of Q2’s run-rate and Q3 from a gain on sale standpoint.

Don Worthington
Okay, all right, great, and then in terms of just ongoing loan purchases, what kind of goes into the decision to whether or not, and then how much you might purchase in a given quarter?

Steve Gardner
We’re looking at, generally speaking, the amount of inflows in deposits, the amount of pay downs that we’re getting in the existing portfolio, what the new production looks like and, in particular, from both a commitment basis. Because on most of the C&I, our utilization rates haven’t changed. They’re roughly about 45% on outstanding lines of credit. And then the actual funded balances that we get from various other lines and so we analyze it and assess it and then at the same time, we may have a need and desire to buy more, but in looking at what's available, we’re just not comfortable with either the credit metrics, the underwriting, the analysis, the quality of the portfolio, or the yields on the portfolio at what we’re willing to pay for them. So there’s a number of factors that we assess and that we forecast each quarter and then make a determination whether we have a desire. And in some quarters, where payoffs are slower, deposit inflows are less, production is strong, we don’t buy product. So it's a dynamic process.

Don Worthington
Okay, great, thank you.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

CONCLUSION

Steve Gardner
All right, very good, Angie. We appreciate everyone joining us this morning on the call. If there are any additional questions, please feel free to reach out to either Ron or myself and we’d be happy to chat with you. Thank you all. Have a great day.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.